Exhibit 99.1
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Evans D +1 484 724 4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267-756-3803 Robert.Donohoe@axalta.com

Immediate Release

Axalta’s Brian Berube to Retire; Alex Tablin-Wolf Promoted to
Senior Vice President, General Counsel & Corporate Secretary

GLEN MILLS, Pa., September 25, 2023 -- Axalta Coating Systems Ltd. (NYSE: AXTA) (“Axalta” or the “Company”), a leading global coatings company, today announced that Brian Berube has decided to retire as Senior Vice President, General Counsel & Corporate Secretary at the end of this year. Alex Tablin-Wolf, who currently serves as Vice President and Associate General Counsel, has been appointed his successor effective January 1, 2024. Mr. Tablin-Wolf will become Senior Vice President, General Counsel and Corporate Secretary at that time, reporting directly to Axalta CEO and President, Chris Villavarayan.

“On behalf of our Board and the entire organization, I want to thank Brian for his exceptional legal expertise and guidance that has proven instrumental in enabling Axalta’s success now and in the future,” said Mr. Villavarayan, CEO and President. “He has been a trusted advisor, valued partner and strong steward for the Company, with contributions well beyond legal counsel. His passion for strong corporate governance and ethical leadership is embedded in a global Legal team that will continue a commitment to integrity while supporting Axalta’s growth. We wish him all the best in his upcoming retirement.”

“This transition is enabled by strong bench strength, and we are fortunate to have someone internally with Alex’s caliber and global experience to step in and lead our global Legal organization,” added Mr. Villavarayan. “Alex has deep knowledge of Axalta’s business and has helped advance many key strategic initiatives during his time with the company. I am confident he will uphold the integrity of our governance framework and will be a strategic advisor to our Board and a strong addition to our Executive Committee.”

About Alex Tablin-Wolf
Tablin-Wolf joined Axalta in January 2017, and currently serves as Vice President and Associate General Counsel. He previously served as an associate in the corporate and securities practice groups of Fox Rothschild LLP and Blank Rome LLP. Tablin-Wolf earned his bachelor’s degree in psychology from Santa Clara University and his J.D., cum laude, from the Temple University Beasley School of Law.

About Axalta
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful, and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity, and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us on Facebook, LinkedIn and @axalta on Twitter.

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